Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Meagan Pratt, (615) 236-8335

meagan.pratt@franklinsynergy.com

Franklin Financial Network, Inc. Announces Dates for Third Quarter 2015 Earnings Release and Conference Call

Franklin, Tenn.- October 14, 2015 – Franklin Financial Network, Inc. (NYSE:FSB), the holding company of Franklin Synergy Bank, today announced it will release its third quarter 2015 financial results on Tuesday, October 27, 2015, after the stock market closes. It will also host a live webcast on Wednesday, October 28, at 9:00 a.m. CDT to review its financial results, business outlook for the firm and other matters. The third quarter 2015 earnings release will be available on the Investor Relations page of Franklin Synergy Bank’s website at www.FranklinSynergyBank.com.

To access the call for audio only, please call 1-844-378-6480. For the presentation and streaming audio, please access the webcast on the Investor Relations page of Franklin Synergy Bank’s website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one calendar year following the presentation.

Franklin Synergy Bank provides a full range of banking, investment, trust and mortgage products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution.

Additional information concerning Franklin Financial Network, Inc., which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, can be accessed at www.FranklinSynergyBank.com.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses.

The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank. Loans surpassed $1 billion in July 2015.

Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County as well as the city of Franklin, Tennessee. In Rutherford County and the city of Murfreesboro, Tennessee, the bank ranks sixth in deposit market share.

In March 2015, Franklin Financial Network, Inc., the bank’s parent company completed an initial public offering. The stock trades on the New York Stock Exchange under the ticker symbol “FSB”.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which can not be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

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